UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 23, 2010

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On August 23, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of Rackspace Hosting, Inc. (the “Company”):

•
approved a form of Restricted Stock Unit Agreement (the “FY10 SLT RSU Agreement”), a copy of which is filed as Exhibit 99.1 hereto, for use with grants of Restricted Stock Units (“RSUs”) to executive officers under the Rackspace Hosting, Inc., 2007 Long-Term Incentive Plan, as Amended and Restated; and

•	approved grants of RSUs to the Company’s principal financial officer and other executives.

The FY10 SLT RSU Agreement is intended for use with certain grants of RSUs to executive officers, including the grants of RSUs approved by the Committee on August 23, 2010. Each RSU represents the right to receive shares of the Company’s common stock, according to a formula specified in, and subject to, the terms and conditions of the FY10 SLT RSU Agreement. Capitalized terms not defined in this summary are defined in the FY10 SLT RSU Agreement.

Under the FY10 SLT RSU Agreement, an executive will be granted an award for a target number of shares of the Company’s common stock (“Target Shares”), and depending on the relative total shareholder return of the Company’s common stock over a three year period beginning on August 23, 2010 (the “Performance Period”), the executive may earn up to 150% of the Target Shares. The number of shares earned, according to the formula specified in the FY10 SLT RSU Agreement, will be determined based on a comparison of the performance of the Company’s total shareholder return relative to the total shareholder return of specified peer companies during the Performance Period. This total shareholder return is measured by the change in the average price of common stock, with an assumed dividend reinvestment during the Performance Period, which is measured over a  twenty trading day period ending at both the beginning and the end of the Performance Period. In addition, the FY10 SLT RSU Agreement requires that in order for the RSUs to vest, the Company’s TSR must be positive.

The Target Share amounts underlying the RSUs granted to the Company’s principal financial officer and other named executive officers, as approved by the Committee, are set forth on Exhibit 99.2 to this Current Report on Form 8-K.

The RSUs will vest on the date the Administrator determines and certifies the number of Restricted Stock Units earned in accordance with the terms of the FY10 SLT RSU Agreement, provided that such determination will be made within forty-five (45) days after the end of the Performance Period. Settlement of the RSUs will be made as soon as practicable after vesting, but in no event later than the fifteenth (15th) day of the third month of the year following the end of the Performance Period. The Company may withhold from the award a number of shares equal to the applicable withholding tax.

If an executive’s continuous service to the Company or its affiliates as an employee, consultant or director (a “Service Provider”) ceases for any reason prior to the end of the Performance Period, subject to certain exceptions provided for in the FY10 SLT RSU Agreement and described in more detail below, then all unearned RSUs will be forfeited.

If an executive’s status as a Service Provider ceases by reason of the executive’s death or Disability after one year from the RSU grant date, then the executive will be entitled to receive the RSUs that would have been earned had the Performance Period ended on the date of cessation of their status as a Service Provider due to death or Disability, pro-rated by the percentage of time during the Performance Period that executive was a Service Provider, plus an additional amount of RSU’s equal to half of the amount of RSU’s remaining that the executive would have otherwise earned had the executive completed the full Performance Period.

Additionally, if a Change in Control occurs and the executive’s employment with the Company or an affiliate is terminated by the Company without Cause, then the executive will be entitled to receive the RSUs that would have been earned had the Performance Period ended on the date of the Change in Control.

The foregoing description of the terms of the FY10 SLT RSU Agreement does not purport to be complete and is qualified in its entirety by the provisions of the form of FY10 SLT RSU Agreement filed as Exhibit 99.1 hereto and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date: August 27, 2010	By:	/s/ Bruce R. Knooihuizen

Bruce R. Knooihuizen
Chief Financial Officer, Senior Vice President, and Treasurer

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